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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:  Nationwide VA Separate Account-D

Address of Principal Business Office (No. & Street, City, State, Zip Code):
         One Nationwide Plaza, Columbus, Ohio  43215

Telephone Number (including area code):  (614) 249-7111

Name and address of agent for service of process:
         Patricia R. Hatler, Secretary, One Nationwide Plaza, Columbus, Ohio
         43215

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                              Yes [X]                  No [ ]

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Columbus, and state of Ohio on the 18th day of September, 2000.

(SEAL)                        Signature     Nationwide VA Separate Account-D
                                        ---------------------------------------
                                                  (Name of Registrant)


                              By  Nationwide Life and Annuity Insurance Company
                                  ---------------------------------------------
                                                (Name of Sponsor)



                              By                  Steven Savini
                                  ---------------------------------------------
                                      Steven Savini, Director of Compliance

Attest:  Patricia R. Hatler
         -----------------------------
         Patricia R. Hatler, Secretary